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Exhibit 4.5

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

        This FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into as of May     , 2007 by and among (i) EnerNOC, Inc., a Delaware corporation (the "Company"); (ii) the individuals and entities listed under the heading "Investors" on the signature pages hereto; (iii) the Founders; and each person who shall, after the date hereof, join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in substantially the form set forth on Schedule I hereto (the "Investors").

        WHEREAS, the Company entered into that certain Investors Rights Agreement dated June 17, 2003 (the "Original Agreement") with certain of the Investors listed under the heading "Investors" on the signature pages thereto (the "Original Stockholders");

        WHEREAS, those Investors holding shares of the Company's Series A Convertible Preferred Stock, $.001 par value (the "Series A Preferred Stock") subsequently acquired shares of the Company's Series A-1 Convertible Preferred Stock, $.001 par value ("Series A-1 Preferred Stock");

        WHEREAS, the Company entered into that certain Amended and Restated Investor Rights Agreement dated January 11, 2005 with the Original Stockholders, the Investors holding shares of Series A-1 Preferred Stock and the Investors holding shares of the Company's Series B Convertible Preferred Stock, $.001 par value ("Series B Preferred Stock");

        WHEREAS, the Company entered into that certain Second Amended and Restated Stockholders Agreement dated May 16, 2006 (the "Restated Agreement") with the Original Stockholders and the Investors holding shares of Series A-1 Preferred Stock, the Investors holding shares of Series B Preferred Stock and the Investors holding shares of the Company's Series B-1 Convertible Preferred Stock, $.001 par value ("Series B-1 Preferred Stock")

        WHEREAS, the Company entered into that certain Third Amended and Restated Stockholders Agreement dated December 29, 2006 (the "Restated Agreement") with the Original Stockholders and the Investors holding shares of Series A-1 Preferred Stock, the Investors holding shares of Series B Preferred Stock, the Investors holding shares of Series B Preferred Stock and the Investors holding shares of the Company's Series C Convertible Preferred Stock, $.001 par value ("Series C Preferred Stock");

        WHEREAS, pursuant to Section 6.4 of the Restated Agreement, the Company and the requisite number of Major Investors desire to amend and restate the Restated Agreement in order to, among other things, designate stockholders who have registration rights in the Company's Initial Public Offering (as defined herein); and

        WHEREAS, the Company and the Investors desire to provide for certain arrangements with respect to, among other things: (i) the registration of shares of capital stock of the Company under the Securities Act of 1933 and (ii) certain covenants and restrictions with respect to the Company and its operations.

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Certain Definitions.    As used in this Agreement, the following terms shall have the following meanings:

        "Board of Directors" shall mean the board of directors of the Company as constituted from time to time.

        "Braemar" shall mean Braemar Energy Ventures, LP.

        "Commission" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

        "Common Stock" shall mean the Common Stock, par value $.001 per share, of the Company, as constituted as of the date of this Agreement.

        "Conversion Shares" shall mean shares of Common Stock issued or issuable upon conversion of the Preferred Shares.

        "DFJ-NE" shall mean Draper Fisher Jurvetson New England Fund I, L.P.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "Foundation Capital" shall mean Foundation Capital IV, L.P., FC IV Active Advisors, LLC and Foundation Capital IV Principals Fund, LLC.

        "Founders" shall mean David B. Brewster and Timothy G. Healy.

        "Fully Diluted Basis" shall assume conversion of all Preferred Stock and exercise of all then outstanding warrants, options and other rights to purchase capital stock of the Company.

        "Indebtedness" shall mean all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor's balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

        "Initial Public Offering" shall mean the initial public offering of the Company's Common Stock in which (i) the market capitalization of the Company is at least $50,000,000 and (ii) the aggregate gross proceeds (before deduction of underwriting discounts and registration expenses) from such offering to the Company are at least $10,000,000 pursuant to an effective registration under the Securities Act covering the offer and sale of the Common Stock.

        "Intellectual Property" shall mean all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

        "Investor Directors" shall mean the members of the Board of Directors designated by DFJ-NE, Braemar and Foundation Capital.

        "Key Employee" or "Key Employees" shall mean and include the President, chief executive officer, chief financial officer, chief operating officer, chief technology officer, vice presidents of operations, research, development, sales or marketing, or any other individual who performs a significant role in the operations of the Company or a Subsidiary and who is so designated by the Board of Directors of the Company.

        "Major Investor" shall mean any Investor which holds at least 500,000 shares of Preferred Stock, appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like.

        "Material Adverse Effect (Change)" shall mean a material adverse effect (change) in the business, operations, affairs, or condition (financial or otherwise) of the Company.

        "Person" or "Persons" shall mean an individual, corporation, partnership, joint venture, trust, limited liability company, or unincorporated organization, or a government or any agency or political subdivision thereof.

        "Preferred Shares" shall mean the shares of Series C Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series A-1 Preferred Stock and Series A Preferred Stock.

        "Preferred Stock" shall mean the Company's Preferred Stock, par value $.001 per share, and each series thereof.

        "Qualified Public Offering" shall mean a fully underwritten, firm commitment public offering, other than the Initial Public Offering, pursuant to an effective registration under the Securities Act covering the offer and sale by the Company of its Common Stock in which (i) the market capitalization of the Company is at least $50,000,000 and (ii) the aggregate gross proceeds (before deduction of underwriting discounts and registration expenses) from such offering to the Company are at least $10,000,000.

        "Registration Expenses" shall mean the expenses so described in Section 2.8.

        "Reserved Employee Shares" shall mean shares of Common Stock not to exceed in the aggregate 1,372,400 shares (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock) reserved by the Company for issuance pursuant to stock purchase, stock grant or stock option arrangements for employees, directors or consultants of the Company, all under arrangements approved by the Board of Directors. The foregoing number of Reserved Employee Shares may be increased by vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Preferred Shares or by vote or written consent of the Board of Directors, including in all cases the affirmative vote or consent of the Investor Directors, which shall include the Series B Director.

        "Restricted Stock" shall mean the Conversion Shares, excluding Conversion Shares which have been (a) included in a transaction registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (b) publicly sold pursuant to Rule 144 under the Securities Act; and, for purposes of Sections 2.3, 2.7 and 2.8 only, any shares of Common Stock held by the Founders that are included in the Initial Public Offering.

        "Securities Act" shall mean the Securities Act of 1933 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "Selling Expenses" shall mean the expenses so described in Section 2.8.

        "Series B Director" shall mean the member of the Board of Directors designated by the Series B and Series B-1 Preferred Stock.

        "Subsidiary" or "Subsidiaries" shall mean any corporation or trust of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time outstanding shares of every class of such corporation or trust other than directors' qualifying shares comprising at least fifty percent (50%) of the voting power of such corporation or trust.

ARTICLE II
RESTRICTIONS ON TRANSFER AND REGISTRATION RIGHTS

        2.1    Restrictive Legend.    Each certificate representing Preferred Shares, Conversion Shares or Restricted Stock shall, except as otherwise provided in this Section 2.1 or in Section 2.2, be stamped or otherwise imprinted with a legend substantially in the following form:

        "The securities represented by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such securities under the Securities Act of 1933 and applicable state securities laws, or the availability of an exemption from the registration provisions of the Securities Act of 1933 and applicable state securities laws."

        A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

        2.2    Notice of Proposed Transfer.    Prior to any proposed transfer of any Preferred Shares, Conversion Shares or Restricted Stock (other than under the circumstances described in Section 2.3, 2.4, 2.5 or 2.6), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and any applicable state securities laws, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners or members of the transferor (in the case of a transferor that is a partnership or a limited liability company, respectively) or to an affiliated corporation (in the case of a transferor that is a corporation); provided, further, however, that any transferee shall execute and deliver to the Company a representation letter in form reasonably satisfactory to the Company's counsel to the effect that the transferee is acquiring such shares for its own account, for investment purposes and without any view to distribution thereof. Each certificate for Preferred Shares, Conversion Shares or Restricted Stock transferred as above provided shall bear the legend set forth in Section 2.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 2.2 shall not apply to securities which are not required to bear the legend prescribed by Section 2.1 in accordance with the provisions of that Section.

        2.3    Initial Public Offering.    If the Company at any time proposes its Initial Public Offering, it will give notice to the Founders of its intention to do so. Upon the written request of any Founder to register any of its Restricted Stock, the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the Founder of such Restricted Stock so registered. The number of shares of Restricted Stock to be included in the Initial Public Offering may be reduced (pro rata among the requesting Founders based upon the number of shares of Restricted Stock owned by the Founders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein, provided, however, that such number of shares of Restricted Stock shall not be reduced if any shares are to be included in such underwriting for the account of any person other than the Company or the Founders. For purposes of this Section 2.3 and Sections 2.4, 2.5, 2.6, 6.1 and 6.4, the term "Restricted Stock" shall be deemed to include the number of shares of Restricted Stock which would be issuable to a holder of Preferred Shares upon conversion of all shares of Preferred Stock; provided, however, that the only securities which the Company shall be required to register pursuant hereto shall be shares of Common Stock; provided, further, however, that, in any underwritten public offering contemplated by this Section 2.3 or Sections 2.4, 2.5 and 2.6, the holders of Preferred Shares shall be entitled to sell such Preferred Shares to the underwriters for conversion and sale of the shares of Common Stock issued upon conversion or exercise and conversion, as applicable, thereof.

        2.4    Required Registration.

  (a)
  At any time after the earlier of (i) six (6) years from the first day on which any shares of Preferred Stock are outstanding or (ii) one year after the Initial Public Offering, the holders of Restricted Stock constituting at least 20% in interest of the total shares of Restricted Stock then outstanding may request the Company to register under the Securities Act at least 20% of the shares of Restricted Stock held by such requesting holder or holders (or any lesser percentage if the anticipated gross receipts by such holders of Restricted Stock from the proposed registration exceed $2,000,000) for sale in the manner specified in such notice. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 2.4 within 180 days after the effective date of the first registration statement on Form S-1 filed by the Company. If the offering is to be underwritten, the initiating holders shall select the underwriters and the managing underwriters (subject to the consent of the Company, which consent will not be unreasonably withheld).

  (b)
  Following receipt of any notice under this Section 2.4, the Company shall immediately notify all holders of Restricted Stock and Preferred Shares from whom notice has not been received and such holders shall then be entitled within 15 days thereafter to request the Company to include in the requested registration all or any portion of their shares of Restricted Stock. The Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition described in paragraph (a) above, the number of shares of Restricted Stock specified in such notice (and in all notices received by the Company from other holders within 15 days after the giving of such notice by the Company). The Company shall be obligated to register Restricted Stock pursuant to this Section 2.4 on two occasions only (except for registrations on Form S-3 or any equivalent successor form); provided, however, that such obligation shall be deemed satisfied with respect to each such occasion only when a registration statement covering seventy-five percent (75%) of the shares of Restricted Stock specified in notices received as aforesaid for sale in accordance with the method of disposition specified by the requesting holders shall have become effective or if such registration statement has been withdrawn prior to the consummation of the offering at the request of the holders of Restricted Stock and Preferred Shares (other than as a result of a Material Adverse Change) and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto (including shares sold pursuant to the underwriters' over-allotment option).

  (c)
  The Company shall be entitled to include in any registration statement referred to in this Section 2.4 shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter, such inclusion would adversely affect the marketing of the Restricted Stock to be sold. Except for registration statements on Form S-4, S-8 or any successor thereto, the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders requesting sale pursuant to an underwritten offering pursuant to this Section 2.4 until the completion of the period of distribution of the registration contemplated thereby.

  (d)
  If in the opinion of the managing underwriter the inclusion of all of the Restricted Stock requested to be registered under this Section would adversely affect the marketing of such shares, shares to be sold by the holders of Restricted Stock, if any, shall be excluded only after any shares to be sold by the Company have been excluded, in such manner that the shares to be sold shall be allocated among the selling holders pro rata based on their ownership of Restricted Stock.

        2.5    Incidental Registration.    If the Company at any time (other than pursuant to Sections 2.4 or 2.6) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Restricted Stock for sale to the public), each such time it will give written notice to all holders of outstanding Restricted Stock of its intention so to do. Upon the written request of any such holder, received by the Company within 15 days after the giving of any such notice by the Company, to register any of its Restricted Stock, the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Restricted Stock so registered. In the event that any registration pursuant to this Section 2.5 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Restricted Stock to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of shares of Restricted Stock owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein, provided, however, that such number of shares of Restricted Stock shall not be reduced if any shares are to be included in such underwriting for the account of any person other than the Company or requesting holders of Restricted Stock, and provided, further, however, that in no event may less than twenty percent (20%) of the total number of shares of Common Stock to be included in such underwriting be made available for shares of Restricted Stock unless the underwriting is in connection with the Company's initial public offering and the managing underwriter shall in good faith advise the holders proposing to distribute their securities through such underwriting that such level of participation would, in its opinion, materially adversely affect the offering price or its ability to complete the offering and shall specify the number of shares of Restricted Stock which, in its opinion, can be included in the registration and underwriting without such an effect.

        2.6    Registration on Form S-3.    If at any time (i) a holder or holders of Restricted Stock request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the shares of Restricted Stock held by such requesting holder or holders and the reasonably anticipated aggregate price to the public of such shares of Restricted Stock equals or exceeds $500,000, and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Stock specified in such notice. Whenever the Company is required by this Section 2.6 to use its best efforts to effect the registration of Restricted Stock, each of the procedures and requirements of Section 2.4 (including but not limited to the requirement that the Company notify all holders of Restricted Stock from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration; provided, however, that there shall be no limitation on the number of registrations on Form S-3 which may be requested and obtained under this Section 2.6; and provided, further, however, that the requirements contained in the first sentence of Section 2.4(a) shall not apply to any registration on Form S-3 which may be requested and obtained under this Section 2.6.

        Notwithstanding anything to the contrary in this Section 2.6, the Company shall not be required to effect more than two registrations pursuant to this Section 2.6 in any 12 month period.

        2.7    Registration Procedures.    If and whenever the Company is required by the provisions of Sections 2.3, 2.4, 2.5 or 2.6 to use its best efforts to effect the registration of any shares of Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:

  (a)
  prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 2.4, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

  (b)
  prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

  (c)
  furnish to each seller of Restricted Stock and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;

  (d)
  use its best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

  (e)
  use its best efforts to list the Restricted Stock covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

  (f)
  provide a transfer agent and registrar for all such Restricted Stock, not later than the effective date of such registration statement;

  (g)
  immediately notify each seller of Restricted Stock and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

  (h)
  if the offering is underwritten and at the request of any seller of Restricted Stock, use its best efforts to furnish on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, to such effect as reasonably may be requested by counsel for the underwriters and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

  (i)
  make available for inspection by each seller of Restricted Stock, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement. The rights granted pursuant to this subsection (i) may not be assigned or otherwise conveyed by such person or by any subsequent transferee of any such rights without the written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that the Company may refuse such written consent if the proposed transferee is a competitor of the Company as determined by the Board of Directors; and provided, further, that no such written consent shall be required if the transfer is made to a party who is not a competitor of the Company and who is a parent, subsidiary, affiliate, partner or group member of such person;

  (j)
  advise each selling holder of Restricted Stock, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

  (k)
  cooperate with the selling holders of Restricted Stock and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Restricted Stock to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriters may request at least two business days prior to any sale of Restricted Stock; and

  (l)
  permit any holder of Restricted Stock which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included, subject to review by the Company and its counsel after consultation with such holder.

        For purposes of Sections 2.7(a) and 2.7(b) and of Section 2.4(c), the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby and 120 days after the effective date thereof.

        In connection with each registration hereunder, the sellers of Restricted Stock will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

        In connection with each registration pursuant to Sections 2.3, 2.4, 2.5 or 2.6 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature.

        2.8    Expenses.    All expenses incurred by the Company in complying with Sections 2.3, 2.4, 2.5 and 2.6, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance, and fees and disbursements of one special counsel for the sellers of Restricted Stock, but excluding any Selling Expenses, are called "Registration Expenses." All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are called "Selling Expenses."

        The Company will pay all Registration Expenses in connection with each registration statement under Sections 2.3, 2.4, 2.5 or 2.6; provided, however, that if a registration statement is withdrawn at the request of the participating holders of Restricted Stock (other than as a result of a Material Adverse Change), such Registration Expenses shall be borne by the participating holders of Restricted Stock in proportion to the number of shares of Restricted Stock proposed to be sold by each. All Selling Expenses in connection with each registration statement under Sections 2.3, 2.4, 2.5 or 2.6 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

        2.9    Indemnification and Contribution.

  (a)
  In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 2.3, 2.4, 2.5 or 2.6, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder, each underwriter of such Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 2.3, 2.4, 2.5 or 2.6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus.

  (b)
  In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 2.3, 2.4, 2.5 or 2.6, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 2.3, 2.4, 2.5 or 2.6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; and, provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

  (c)
  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 2.9 and shall only relieve it from any liability which it may have to such indemnified party under this Section 2.9 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

  (d)
  In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Restricted Stock exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Restricted Stock offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the public offering price of all such Restricted Stock offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        2.10    Changes in Common Stock or Preferred Stock.    If, and as often as, there is any change in the Common Stock or the Preferred Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock and the Preferred Stock as so changed.

        2.11    Rule 144 Reporting.    With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Stock to the public without registration, at all times after 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

  (a)
  make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

  (b)
  use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

  (c)
  furnish to each holder of Restricted Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Restricted Stock without registration.

        2.12    Suspension of Registration Rights.    Notwithstanding the provisions of Section 2.4, the Company's obligation to file a registration statement, or cause such registration statement to become and remain effective, shall be suspended for a period not to exceed 120 days (in the case of a registration statement on Form S-1) or 90 days (in the case of a registration statement on Form S-3) in any 12-month period if the Company shall furnish to the Investors requesting such registration a certificate signed by the President of the Company stating either (i) that in the good faith judgment of the Company it would likely be detrimental to the Company or its stockholders (whether due to a potential adverse effect on a pending transaction or otherwise) for a registration statement to be filed in the near future or (ii) that there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Company, should not be disclosed.

        2.13    No More Favorable "Piggy-Back" Registration Rights.    The Company shall not grant to any third party any "piggy-back" registration rights of the type set forth in Section 2.5 that are more favorable than or inconsistent with any of those contained herein, so long as any of the registration rights under this Agreement remains in effect without the prior written consent of at least sixty-six and two-thirds percent (66 2/3%) in interest of the Preferred Stock held by Major Investors.

ARTICLE III
RIGHT OF FIRST REFUSAL

        3.1    Right of First Refusal.    The Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, Preferred Shares, (iii) any debt security of the Company (other than debt with no equity feature) including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, unless in each case the Company shall have first offered to sell such securities (the "Offered Securities") to the Major Investors (each an "Offeree" and collectively, the "Offerees") as follows: Each Offeree shall have the right (the "Right of First Refusal") to purchase (x) that portion of the Offered Securities as the number of shares of Restricted Stock then held by such Offeree bears to the total number of shares of Common Stock of the Company on a Fully Diluted Basis (the "Basic Amount"), and (y) such additional portion of the Offered Securities as such Offeree shall indicate it will purchase should the other Offerees subscribe for less than their Basic Amounts (the "Undersubscription Amount"), at a price and on such other terms as shall have been specified by the Company in writing delivered to such Offeree (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of twenty (20) days from receipt of the offer.

        3.2    Notice of Acceptance.    Notice of each Offeree's intention to accept, in whole or in part, any Offer made pursuant to Section Article III shall be evidenced by a writing signed by such Offeree and delivered to the Company prior to the end of the 20-day period of such offer, setting forth such of the Offeree's Basic Amount as such Offeree elects to purchase and, if such Offeree shall elect to purchase all of its Basic Amount, such Undersubscription Amount as such Offeree shall elect to purchase (the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Offerees are less than the total Offered Securities, then each Offeree who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Offeree who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Offeree bears to the total Undersubscription Amounts subscribed for by all Offerees, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

        3.3    Conditions to Acceptances and Purchase.

          (a)    Permitted Sales of Refused Securities.    In the event that Notices of Acceptance are not given by the Offerees in respect of all the Offered Securities, the Company shall have ninety (90) days from the expiration of the period set forth in Section Article III to close the sale of all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the "Refused Securities") to the Person or Persons specified in the Offer, in all material respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

          (b)    Reduction in Amount of Offered Securities.    In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 3.3(a) above), then each Offeree may, at its sole option and in its sole discretion, reduce the number of shares or other units of the Offered Securities specified in its respective Notices of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Offeree elected to purchase pursuant to Section 3.2 multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offerees in accordance with Section Article III.

          (c)    Closing.    Upon the closing, which shall include full payment to the Company, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 3.3(b) if the Offerees have so elected, upon the terms and conditions specified in the Offer. The purchase by the Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and their respective counsel.

          (d)    Further Sale.    In each case, any Offered Securities not purchased by the Offerees or other Person or Persons in accordance with Section 3.3 may not be sold or otherwise disposed of until they are again offered to the Offerees under the procedures specified in Sections Article III, 3.2 and 3.3.

        3.4    Exceptions.    The Right of First Refusal of the Investors under this Article III shall not apply to:

          (a)   Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock or the consummation of the Initial Public Offering,

          (b)   Preferred Stock issued as a dividend to holders of Preferred Stock upon any subdivision or combination of shares of Preferred Stock,

          (c)   the Conversion Shares,

          (d)   any Reserved Employee Shares,

          (e)   any securities issued pursuant to the acquisition of another entity by the Company by merger (whereby the Company owns no less than 51% of the voting power of such corporation) or purchase of substantially all of such entity's stock or assets, if such acquisition is approved by the

  Board of Directors (which approval shall include the affirmative vote or consent of the Investor Directors),

          (f)    any securities issued in connection with a bona fide strategic partnership, joint venture or other similar agreement, provided that such is approved by a majority of the Board of Directors and such majority includes a majority of the Investor Directors, and

          (g)   any securities issued to financial institutions or lessors in connection with any bona fide bank loan, leasing or similar transaction, provided that such is approved by a majority of the Board of Directors and such majority includes a majority of the Investor Directors.

        3.5    Default by an Investor.    An Investor shall be immediately deemed a "Defaulting Investor" in the event the Company consummates a Subsequent Financing (as defined below) and such Investor (either alone or with or through its partners, stockholders or affiliates) does not, by exercise of such Investor's Right of First Refusal or otherwise, acquire in the Subsequent Financing at least a number of Offered Securities equal to the lesser of (i) such Investor's Basic Amount or (ii) such Investor's Maximum Required Amount (as defined below). Any Investor who is deemed a "Defaulting Investor" under this Section 3.5 shall immediately forfeit its Right of First Refusal with respect to any and all future equity financings of the Company, and such Investor's Right of First Refusal shall immediately terminate, without further action of the parties. In addition, the Preferred Shares held by such Defaulting Investor shall be subject to the special mandatory conversion set forth in paragraph 5P of the Company's certificate of incorporation.

        3.6    Certain Definitions.    For purposes hereof, the following terms shall have the following meanings:

        An Investor's "Maximum Required Amount" in the Subsequent Financing shall be the number of Offered Securities equal to the quotient of (i) the aggregate dollar amount invested by such Investor in the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and/or Series C Preferred Stock under the relevant purchase agreement divided by (ii) the per share price of such Offered Securities in the Subsequent Financing.

        "Subsequent Financing" shall mean the first issuance, sale or exchange of Offered Securities after the Closing (as defined in the Purchase Agreement) in which: (A) the Investors are entitled to exercise their respective Rights of First Refusal as set forth in Section Article III with respect to such Offered Securities; (B) the Company has complied with its obligations pursuant to this Article III in respect thereof; and (C) such Right of First Refusal has not been waived or eliminated as contemplated by Section 3.7 with respect to the Offered Securities so issued, sold or exchanged.

        3.7    Termination and Waiver.

          (a)    Termination.    The rights and obligations of the parties under this Article III shall terminate immediately prior to, but subject to, the earlier to occur of the consummation of a Qualified Public Offering or the consummation of the Initial Public Offering.

          (b)    Waiver.    The rights of the Investors under this Article III (including the Investors' Right of First Refusal) may be waived as to all of such Investors by the affirmative vote or written consent of holders of at least sixty-six and two-thirds percent (66 2/3%) in interest of the then outstanding shares of Restricted Stock held by the Major Investors, and any such waiver shall be binding on all Investors, even if any of such Investors do not execute such waiver and irrespective of whether one or more Investors participates in the purchase of the Offered Securities.

ARTICLE IV
COVENANTS OF THE COMPANY

        4.1    Affirmative Covenants of the Company Other Than Reporting Requirements.    Without limiting any other covenants and provisions hereof, and except to the extent the following covenants and provisions of this Section 4.1 are waived in any instance in accordance with Section 4.3 below, the Company covenants and agrees that until the earlier to occur of the consummation of a Qualified Public Offering or the consummation of the Initial Public Offering, it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will:

          (a)    Payment of Taxes and Trade Debt.    Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or any Subsidiary shall have set aside on its books sufficient reserves, if any, with respect thereto. Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or its Subsidiaries, except such as are being contested in good faith and by proper proceedings if the Company or Subsidiary concerned shall have set aside on its books sufficient reserves, if any, with respect thereto.

          (b)    Maintenance of Insurance.    Obtain and maintain, and cause each Subsidiary to obtain and maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates, but in any event in amounts sufficient to prevent the Company or Subsidiary from becoming a co-insurer. The Company will not cause or permit any assignment of the proceeds of the life insurance policy specified in the first sentence of this paragraph and will not borrow against such policies. The Company will add DFJ-NE as a notice party to such policy and will request that the issuer(s) of such policy provide such designee with at least ten (10) days' notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

          (c)    Preservation of Corporate Existence.    Preserve and maintain, and, unless the Company deems it not to be in its best interests, cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties. Secure, preserve and maintain, and cause each Subsidiary to secure, preserve and maintain, all licenses and other rights to use its Intellectual Property rights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business and the businesses of its Subsidiaries, taken as a whole.

          (d)    Compliance with Laws.    Comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, where noncompliance would have a Material Adverse Effect.

          (e)    Inspection.    Permit, upon reasonable request and notice, each of the Major Investors or any agents or representatives thereof, to examine and make copies of and extracts from the books of account of, and visit and inspect the properties of the Company and any Subsidiary, to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, directors or Key Employees and independent accountants, and consult with and advise the management of the Company and any Subsidiary as to their affairs, finances and accounts, all at reasonable times during normal business hours.

          (f)    Keeping of Records and Books of Account.    Keep, and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and any Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          (g)    Maintenance of Properties.    Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties and assets, necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

          (h)    Compliance with ERISA.    Comply, and cause each Subsidiary to comply, with all minimum funding requirements applicable to any pension, employee benefit plans or employee contribution plans which are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or to the Internal Revenue Code of 1986 (the "Code") or any similar foreign laws, and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code and any similar foreign laws, and the rules and regulations thereunder, which are applicable to any such plan. The Company shall not permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA or any similar foreign laws to attach to the assets of the Company or any Subsidiary.

          (i)    Budgets Approval.    Not later than 30 days prior to the commencement of each fiscal year, prepare and submit to, and obtain the approval of a majority of the Board of Directors, which majority shall include a majority of the Investor Directors, of, a business plan and monthly operating budgets in detail for the upcoming fiscal year, including capital and operating expense budgets, cash flow projections and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for officers' compensation). Review the budget and business plan periodically, and resubmit all changes therein and all material deviations therefrom to the Board of Directors. The Company shall not enter into any activity not in the ordinary course of business and not envisioned by the budget and business plan, unless approved by the affirmative vote of a majority of the members of the Board of Directors which majority includes a majority of Investor Directors.

          (j)    Financings.    Inform the Board of Directors of any negotiations, offers or contracts relating to possible financings of any nature for the Company, whether initiated by the Company or any other Person, except for (A) arrangements with trade creditors, and (B) utilization by the Company or any Subsidiary of commercial lending arrangements with financial institutions.

          (k)    Bylaws.    At all times, cause the bylaws of the Company to provide that, unless otherwise required by the laws of the State of Delaware, (i) any two directors and (ii) any holder or holders of at least 25% of the outstanding Preferred Shares, shall have the right to call a meeting of the Board of Directors or stockholders. At all times maintain provisions in the bylaws or certificate of incorporation of the Company indemnifying all directors against liability to the maximum extent permitted under the laws of the State of Delaware.

          (l)    Non Competition, Non-Solicitation and Non-Disclosure Agreements.    The Company will obtain a duly executed Non-Competition, Non-Solicitation and Non-Disclosure Agreement (which will endure for a minimum of one year) in a form agreed upon by all members of the Board of Directors from each Key Employee of the Company.

          (m)    New Developments.    Take reasonable efforts to cause all technological developments, patentable or unpatentable inventions, discoveries or improvements by the Company's or any Subsidiary's officers or employees to be documented in accordance with appropriate professional standards, cause all officers and Key Employees and, to the best of the Company's or any Subsidiary's ability, consultants of the Company or any Subsidiary, to execute Nondisclosure and Developments Agreements in a form agreed upon by all members of the Board of Directors in favor of the Company or any Subsidiary and, where possible and deemed by management to be commercially appropriate based on the advice of legal counsel and other considerations, to file and prosecute United States and foreign patent or copyright applications relating to and protecting such developments on behalf of the Company or any Subsidiary.

          (n)    Meetings of Directors.    Hold meetings of the Board of Directors not less frequently than quarterly.

          (o)    Expenses of Directors.    Promptly reimburse in full, each director of the Company who is not an employee of the Company for all of his reasonable out of pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof.

          (p)    Continued Business Operations.    Use commercially reasonable efforts to cause its officers and Key Employees to refrain from carrying on any for-profit business activity outside of the Company.

          (q)    Observer Rights.    Permit a representative of each of (i) Draper Fisher Jurvetson Fund VI, L.P. ("DFJ"), Braemar and Foundation Capital to attend each meeting of the Board of Directors; (ii) send to each of DFJ, Braemar and Foundation Capital or their representative, notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the directors; and (iii) provide to each of DFJ and Braemar, Foundation Capital or their representative copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the Board of Directors.

          (r)    Superior Rights.    Grant the Investors any rights of first refusal or registration rights subsequently granted to any future purchasers of the Company's equity securities to the extent that such rights of first refusal or registration rights are superior, in the good faith judgment of the Board of Directors, to those set forth in this Agreement or as otherwise granted to the Investors in connection with the transactions contemplated by the Purchase Agreement.

          (s)    SBIC Information.    Upon the request of any Investor, promptly furnish (and in any event within 20 days of such request) all information necessary for the Investor to prepare and file SBA Form 468 or 1031 (to the extent that, and for so long as, such forms are applicable to the Company) and any other information requested or required by any governmental authority asserting jurisdiction over such Investor. Notify the Investors if, at any time, the Company no longer qualifies as a "qualified small business" under Section 1202 of the Code.

        4.2    Negative Covenants of the Company.    Without limiting any other covenants and provisions hereof, and except to the extent the following covenants and provisions of this Section 4.2 are waived in any instance in accordance with Section 4.3 below, the Company covenants and agrees that, until the earlier to occur of the consummation of a Qualified Public Offering or the consummation of the Initial Public Offering, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not:

          (a)    Capital Expenditures.    Make or agree to make any capital expenditure in excess of $50,000 per occurrence (including expenditures with respect to capital lease obligations) unless such expenditures are set forth in the Company's operating budget approved pursuant to Section 4.1(i) above.

          (b)    Equity Issuances.    Issue, sell or grant any shares of its capital stock or any options, warrants, convertible securities, subscription rights, conversion rights, or exchange rights or enter into any other agreements relating to the issuance or sale of any of shares of its capital stock, other than the Reserved Employee Shares.

          (c)    Maintenance of Ownership of Subsidiaries.    Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary; provided, however, that the Company may liquidate, merge or consolidate any Subsidiary or Subsidiaries into or with itself, provided that the Company is the surviving entity, or into or with another Subsidiary or Subsidiaries.

          (d)    Assumptions or Guaranties of Indebtedness of Other Persons.    Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for the guarantees of the permitted obligations of any Subsidiary incurred in the ordinary course of business.

          (e)    Stock Option Plans and Options.    Authorize or adopt any stock option or stock purchase plan or program with respect to directors, officers, employees or consultants of the Company; or grant any option to purchase stock of the Company, award stock of the Company or provide opportunities to purchase stock of the Company pursuant to any such plan or program, except for the Reserved Employee Shares. Modify or amend any equity-related agreement with the Company's directors, officers, employees or consultants as in effect on the date hereof or granted after the date hereof, or waive any provision thereof, in a manner, or otherwise take action, that (i) accelerates, or on the occurrence of any future event or condition, would accelerate, the vesting of the shares of stock subject to such agreement without the specific approval of the Board of Directors or (ii) eliminates or waives a material right of the Company under such agreement or grants or accelerates a material benefit under such agreement. Any stock option, restricted stock or other stock based award granted by the Company from and after the date hereof shall be subject to at least a four year vesting period, with no more than twenty-five percent (25%) of the shares subject to such grant or purchase vesting one (1) year after the date of such grant or purchase; and not more than 1/36th of the remaining shares vesting on a monthly basis over the remaining three years.

          (f)    Distributions.    Declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as "Distributions"), except that any such Subsidiary may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company; provided, however, that nothing herein contained shall prevent the Company from:

            (x)   effecting a stock split (except for a reverse stock split) or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock, or

            (y)   redeeming any stock of a deceased stockholder out of insurance held by the Company on that stockholder's life, or

            (z)   repurchasing the shares of Common Stock held by officers, employees, directors or consultants of the Company which are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment, at a price not in excess of the original purchase price paid to the Company by such officer, employee, director or consultant for such shares, if in the case of any such transaction the payment can be made in compliance with the other terms of this Agreement.

          (g)    Merger or Sale.    Except as contemplated by this Agreement and subject to the terms of the Preferred Shares, merge with or into any other entity (except a Subsidiary or merger in which the Company is the surviving Company and the holders of Company voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction), sell to any person or entity any assets constituting all or substantially all of the assets of the Company, or agree to do or permit any Subsidiary to do any of the foregoing.

          (h)    Change in Nature of Business.    Make or permit any Subsidiary to make, any material change in the nature of its business as contemplated in written materials delivered to the Investors prior to the date hereof.

          (i)    Transfers of Technology.    Transfer any ownership or interest in, or material rights relating to (or grant any other exclusive rights in) any of the Company's material Intellectual Property to any Person or entity which is not a member of the consolidated group of the Company and its Subsidiaries; provided, however, that this Section shall not apply to non-exclusive license grants entered into in the ordinary course of business.

          (j)    Investments.    Make any loans, advances, or capital contributions to, or otherwise acquire the capital stock of, or any equity interest in, any other Person, unless such Person is a wholly owned Subsidiary of the Company, other than loans or advances for reasonable travel or other incidental expenses incurred in connection with business activities; provided, however, nothing in this Section shall prevent the company from acquiring all or substantially all of the assets of a Person (whether by way of merger, asset sale, stock sale or otherwise) if the consideration to be paid by the Company in connection with such acquisition represents less than ten percent (10%) of the Company's consolidated net worth as of the end of the fiscal quarter ended immediately prior to the consummation of such acquisition.

          (k)    Indebtedness.    Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any loan or other liability with respect to Indebtedness for money borrowed which exceeds $100,000 in the aggregate.

          (l)    Dealings with Affiliates and Others.    Other than as contemplated by this Agreement, other than transactions in the ordinary course of business involving less than $1,000, enter into, after the date of this Agreement, any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer, director or affiliate of the Company or any Subsidiary or any member of their respective immediate families or any corporation or other entity directly or indirectly affiliated with one or more of such officers, directors or members of their immediate families unless such transaction is approved in advance by a majority of the disinterested members of the Board of Directors; provided, however, that the Company shall not enter into any transaction with any officer or director of the Company (or any of their respective affiliates) unless such transaction is also approved in advance by all of the Investor Directors (or if one of such directors is interested in such transaction, then the other of such directors).

          (m)    Compensation.    Pay either of the Founders any increase in base annual salary, any commissions or other incentive compensation plans, unless approved by all of the Investor Directors.

          (n)    Issuance of Reserved Employee Shares.    Grant to any of its employees options or other rights to purchase Reserved Employee Shares unless authorized by vote of the Board of Directors or its Compensation Committee, if such committee has been formed, which shall include at least one Investor Director.

          (o)    Compliance with Use of Proceeds Restrictions.    Use the proceeds from the sale of Preferred Stock in any manner that would violate the "non-discrimination" requirements of 13 C.F.R. Parts 112 and 113.

          (p)    Limitations of Subsequent Registration Rights.    From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) in interest of the outstanding Restricted Stock held by the Major Investors, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Remittable Securities of the Investors which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to one hundred twenty (120) days after the effective date of any registration effected pursuant to Section 2 hereof.

        4.3    Waiver.

          (a)    Waiver.    The rights of the Investors under Sections 4.1 and 4.2 may be waived as to all of such Investors by the affirmative vote or written consent of holders of at least sixty-six and two-thirds percent (66 2/3%) in interest of the then outstanding Restricted Stock held by the Major Investors. In addition, and without limiting the foregoing, the rights of the Investors under subsections (a) through (e) of Section 4.2 may be waived as to all of the Investors by the affirmative vote (as reflected in the minutes of the director meetings or a director consent in lieu thereof) by the unanimous written consent of the Investor Directors. Any such waiver shall be binding on all Investors, even if any of such Investors do not execute such waiver.

        4.4    Reporting Requirements.    As long as twenty percent (20%) of the originally issued Preferred Shares are outstanding or until the consummation of a Qualified Public Offering, the Company will furnish the following to the Major Investors:

          (a)    Monthly Reports:    as soon as available and in any event within 30 days after the end of each calendar month, unaudited financial statements of the Company and its Subsidiaries as of the end of such month and statements of income and retained earnings of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to monthly budgets, a cash flow analysis for such month, a schedule showing each expenditure of a capital nature during such month, and a summary discussion of the Company's principal functional areas, all in reasonable detail;

          (b)    Quarterly Reports:    to the extent not otherwise provided to any Person, as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, financial statements of the Company and its Subsidiaries as of the end of such quarter and statements of income and cash flows of the Company and its Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to quarterly budgets and a summary discussion of the Company's principal functional areas, all in reasonable detail and duly certified by the chief financial officer of the Company (or if there shall be no chief financial officer, a principal officer of the Company) as having been prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end audit adjustments);

          (c)    Annual Reports:    as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company (or if there shall be no chief financial officer, a principal officer of the Company) and by such independent public accountants of recognized national standing approved by a majority of the Board of Directors; provided, however, that the Investors hereby acknowledge that, as of the date hereof, the Company has not yet provided any financial reports required by this Section 4.4.

          (d)    Budgets:    as soon as available after approval by the Board of Directors and in any event within 30 days after the end of each year at the Company, a business plan and monthly operating budgets for the forthcoming fiscal year;

          (e)    Notice of Adverse Changes:    promptly after the occurrence thereof and in any event within 10 days after each occurrence, notice of any Material Adverse Change in the operations or financial condition of the Company or any material default in any other material agreement to which the Company is a party;

          (f)    Notice of Proceedings:    promptly after the commencement thereof, notice of all actions, suits, litigations and proceedings pending or, to the knowledge of the Company, threatened against the Company affecting any of its respective properties or assets, or against any officer, director, Key Employee or holder of more than 5% of the capital stock of the Company relating to such person's performance of duties for the Company or relating to his stock ownership in the Company or otherwise relating to the business of the Company including, without limiting their generality, actions pending or, to the knowledge of the Company, threatened involving the prior employment of any of the Company's officers or employees in their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employees, or any event or condition on the basis of which such litigation, proceeding or investigation might properly be instituted before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary;

          (g)    Other Information:    such other information respecting the business, properties or the condition or operations, financial or other, of the Company or any of its Subsidiaries as any such Investor may from time to time reasonably request.

ARTICLE V
FOUNDER OBSERVER RIGHTS

        5.1    Founder Observer Rights.    Subject to the provisions of Section 5.2, if, at any time, a Founder is no longer employed with the Company, then the Company shall (i) permit such Founder to attend each meeting of the Board of Directors; (ii) send to such Founder notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the directors; and (iii) provide to such Founder copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the Board of Directors.

        5.2    Limitations.    Notwithstanding the foregoing, the rights of a Founder under Section 5.1 shall be subject to the following limitations: (i) none of such rights may be exercised by a Founder if, in the reasonable judgment of the Board of Directors, the exercise of such rights would adversely affect the governance of the Company or otherwise have a Material Adverse Effect; and (ii) a Founder may be excluded from any meeting of the Board of Directors if the agenda with respect to such meeting includes (or if it is anticipated that any such meeting will include), any discussions or actions to be taken, with respect to any matter in which the excluded Founder has an interest adverse to the Company, and the Company shall not be obligated to provide the excluded Founder any reports, minutes, consents or other documents pertaining to any such matter.

        5.3    Termination.    A Founder's observer rights under Section 5.1 shall terminate (i) upon the earlier to occur of the consummation of a Qualified Public Offering or the consummation of the Initial Public Offering; or (ii) with respect to a Founder individually, at such time as such Founder owns less than 2% of the then outstanding capital stock of the Company, determined on a Fully Diluted Basis.

ARTICLE VI
MISCELLANEOUS

        6.1    Binding Effect.    All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Preferred Shares or Restricted Stock), whether so expressed or not; provided, however, that registration rights conferred herein on the holders of Preferred Shares, Conversion Shares or Restricted Stock shall only inure to the benefit of a transferee of Preferred Shares, Conversion Shares or Restricted Stock if the Company is given written notice thereof and either: (i) there is transferred to such transferee all of the shares (but in any event at least 100,000 shares) of Restricted Stock originally issued pursuant to the Purchase Agreement to the direct or indirect transferor of such transferee or (ii) such transferee is a limited or general partner, stockholder, member, unitholder or affiliate of a party hereto or any beneficial owner of any interest in a party hereto and such transferee agrees in writing the Company to take action under this Agreement through a single representative.

        6.2    Notices.    All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested or via overnight courier, or sent by telecopier or telex, addressed as follows:

    if to the Company or any other party hereto, at the address of such party set forth in the Purchase Agreement;

    if to any subsequent holder of Preferred Shares, Conversion Shares or Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Preferred Shares, Conversion Shares or Restricted Stock) or to the holders of Preferred Shares, Conversion Shares or Restricted Stock (in the case of the Company) in accordance with the provisions of this paragraph.

        6.3    Governing Law.    This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

        6.4    Amendment and Waiver.    Except as otherwise expressly set forth herein, this Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) in interest of the Restricted Stock held by the Major Investors. Additionally, Sections 2.3, 2.7 and 2.8 may not be amended, modified or waived without the written consent of each Founder.

        6.5    Counterparts; Facsimile Signatures.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

        6.6    Termination of Registration Rights.    The obligations of the Company to register shares of Restricted Stock under Sections 2.4, 2.5 or 2.6 shall terminate on the later of (1) fifth anniversary of the date of the Initial Public Offering; or (ii) the date all holders of Restricted Stock can sell all of their Restricted Stock within a three month period pursuant to Rule 144 under the Securities Act.

        6.7    Lock-Up.    Each holder of Restricted Stock agrees not to (i) offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any interest in shares of Restricted Stock or other shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (including, without limitation any shares of Common Stock that such holder then holds or thereafter acquires the power of disposition over) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Restricted Stock, whether any such swap transaction is to be settled by delivery of the Restricted Stock or other securities, in cash or otherwise, whether in privately negotiated or open market transactions, without the consent of the managing underwriters during the 180-day period following the effective date of a registration statement filed in connection with the Company's Initial Public Offering under the Securities Act, and to enter into a separate written agreement with the managing underwriters of such registration to such effect in form and substance satisfactory to the Company and such underwriters; provided, that each executive officer, director and beneficial or record holder of at least two percent (2%) of the outstanding equity securities of the Company are also required to execute such an agreement. The Company may impose stop-transfer instructions with respect to the shares subject to the foregoing restrictions until the end of said 180-day period.

        6.8    Severability.    If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

        6.9    Section Headings; Pronouns.    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular forms of nouns and pronouns shall include the plural, and vice versa.

        6.10    Confidentiality.    Each Investor agrees that he, she or it will keep confidential and will not disclose, divulge or use for any purpose other than to monitor his, her or its investment in the Company any confidential, proprietary or secret information which such Investor may obtain from the

Company pursuant to financial statements, reports and other materials submitted by the Company to such Investor pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder ("Confidential Information"), unless such Confidential Information is known, or until such Confidential Information becomes known, to the public (other than as a result of a breach of this Section 6.10 by such Investor); provided, however, that an Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Investor as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section 6.10, (iii) to any affiliate of such Investor or to a partner, stockholder, employee or subsidiary of such Investor, provided that such affiliate agrees in writing to be bounds by the provisions of this Section 6.10, or (iv) as may otherwise be required by law, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure; and, provided, further, however, that Confidential Information shall not include information related to the tax treatment or tax structure of the transactions contemplated herein. For this purpose, "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Investor Rights Agreement to be executed as an instrument under seal of the date first above written.

ENERNOC, INC.
By:	Name: David Brewster Title: President
INVESTORS:
FOUNDATION CAPITAL IV, L.P. By Foundation Capital Management Co. IV, LLC
By:	Name: Title: Manager
FOUNDATION CAPITAL IV PRINCIPALS FUND, LLC By Foundation Capital Management Co. IV, LLC
By:	Name: Title: Manager
FC IV ACTIVE ADVISORS, LLC By Foundation Capital Management Co. IV, LLC
By:	Name: Title: Manager
DRAPER FISHER JURVETSON NEW ENGLAND FUND I (SBIC), L.P.
By:	Name: Title:
DRAPER FISHER JURVETSON FUND VI, L.P.
By:	Name: John Fisher Title: Managing Director

DRAPER FISHER JURVETSON PARTNERS VI, LLC
By:	Name: John Fisher Title: Managing Member
DRAPER ASSOCIATES, L.P.
By:	Name: Timothy C. Draper Title: General Partner
BRAEMAR ENERGY VENTURES, LP
By:	Name: Title:
William Hart
Philip Giudice
Michael Horvath

SCHEDULE I

ENERNOC, INC.
INSTRUMENT OF ACCESSION

        The undersigned,                        , hereby agrees to become party to and bound by that certain Fourth Amended and Restated Investor Rights Agreement dated as of              , 2007 by and among EnerNOC, Inc., a Delaware corporation (the "Company") and certain stockholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of the said Investor Rights Agreement immediately upon execution and delivery to the Company of this Instrument.

        IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the Commonwealth of Massachusetts, as of the date below written.

Signature:
(Print Name)
Address:
Date:
Accepted:
ENERNOC, INC.
By:
Name:
Title:
Date:

QuickLinks

  Exhibit 4.5
FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II RESTRICTIONS ON TRANSFER AND REGISTRATION RIGHTS
ARTICLE III RIGHT OF FIRST REFUSAL
ENERNOC, INC. INSTRUMENT OF ACCESSION